EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123115 on Form S-4 of our report dated September 4, 2002 (March 3, 2005 as to the effects of the discontinued operations described in Notes 2 and 4), relating to the financial statements and financial statement schedule of The Clorox Company and subsidiaries for the fiscal year ended June 30, 2002 appearing in and incorporated by reference in the Current Report on Form 8-K of The Clorox Company dated March 3, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

April 13, 2005